Exhibit 10.18

Execution Copy

SHAREHOLDER AGREEMENT
This SHAREHOLDER AGREEMENT (this “Agreement”), is made and entered into as of January 3, 2017 (the “Effective Date”), by and between Credit Acceptance Corporation, a Michigan corporation (the “Company”), and Donald A. Foss (the “Shareholder”). Each of the Company and the Shareholder is referred to herein as a “Party,” and the Company and the Shareholder are referred to herein collectively as the “Parties.”
WHEREAS, the Shareholder desires to retire as the Company’s Chairman of the Board and to resign as an employee and as a director of the Company, and, in doing so, the Shareholder further desires to continue the legacy of the Company, which he founded in 1972, by effecting a smooth transition of his various roles with the Company and supporting continuity on the Board of Directors of the Company (the “Board”);
WHEREAS, the Company, in recognition of and concurrence with the foregoing objectives, wishes to provide certain inducements to the Chairman as set forth herein;
WHEREAS, the Shareholder currently beneficially owns an aggregate of 3,914,492 shares of Common Stock of the Company, $0.01 par value (the “Common Stock”); and
WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders, and the Shareholder has determined that it is in his best interests, to come to an agreement with respect to certain matters as provided in this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Section 1.VOTING AND RELATED MATTERS.
(a)    Until the final adjournment of the tenth (10th) annual meeting of shareholders held by the Company following the Effective Date, unless specifically authorized by the Board, the Shareholder shall not, and shall cause each of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) (“Affiliates” and “Associates,” respectively, the Affiliates and Associates of the Shareholder being referred to herein collectively and individually as the “Shareholder Affiliates”)), not to, directly or indirectly, in any manner, alone or in concert with others:
(i)    (A) call or seek to call any meeting of shareholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, (C) seek the removal of any director or (D) solicit consents from shareholders or otherwise act or seek to act by written consent in lieu of a meeting;
(ii)    (A) make, engage in, or in any way, directly or indirectly, participate in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC, but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) under the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to voting of, any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) in favor of the election of any person as a director who is not nominated by the Board (or its nominating committee) or with respect to the approval of any shareholder proposal, (B) become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board) or (C) make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);
(iii)    take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) a change to the composition of the Board, other than by making a non-public proposal or request to the Board (or its nominating committee); (C) any other material change in the Company’s management, business or corporate structure; or (D) seeking to have the Company waive or make amendments or modifications to the Company’s articles of incorporation, as amended, or bylaws, as amended, or taking or engaging in other actions or conduct that may impede or facilitate the acquisition of control of the Company by any person;
(iv)    form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined or used under Section 13(d)(3) of the Exchange Act) with any persons who are not Shareholder Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;
(v)    directly or indirectly sell, contract to sell, give, assign, hypothecate, pledge, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to any securities of the Company (“Subject Securities”) to any person that is (A) an Immediate Family Member (as defined below) of the Shareholder; (B) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in subclause (A) of this clause (v); (C) a foundation established by the Shareholder or one or more individuals described in subclause (A) of this clause (v); or (D) a person controlled directly or indirectly by one or more individuals or entities described in subclause (A), (B) or (C) of this clause (v), in each case unless such person agrees in writing for the benefit of the Company (in form and substance satisfactory to the Company and with a copy thereof furnished to the Company) to be bound by the terms of this Section 1 and Section 5 of this Agreement (such terms, in the case of clause (a)(v) and subsection (b) of this Section 1, to be binding upon such person only with respect to Subject Securities) as if such person were the Shareholder;
(vi)    effect or seek to effect, offer or propose to effect, or cause any other person to effect or seek, offer or propose to effect, any tender or exchange offer, merger, consolidation,

acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude (A) the tender by the Shareholder or a Shareholder Affiliate of any securities of the Company into any tender or exchange offer, (B) any open market or privately negotiated sales of securities, or options with respect to securities, of the Company or (C) subject to Section 1(b), the vote by the Shareholder or a Shareholder Affiliate of any securities of the Company with respect to any Extraordinary Transaction;
(vii)    disclose any intention, plan or arrangement inconsistent with any of the foregoing; or
(viii)    enter into any discussions, negotiations, agreements or understandings with any person that is not a (A) party to this Agreement, (B) member of the Board, (C) officer of the Company or (D) Shareholder Affiliate within the Shareholder’s control (any person not set forth in clauses (A)-(D) being referred to herein as a “Third Party”) with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing, or make any public statement inconsistent with any of the foregoing.
The foregoing provisions of this Section 1 shall not be deemed to prohibit the Shareholder or a Shareholder Affiliate and its and their respective directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from communicating privately with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, General Counsel and the Company’s senior investor relations officer and the Company’s directors and such other person(s) as the Company may designate in writing, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications. An “Immediate Family Member” of any individual is any child, stepchild, spouse, former spouse or grandchild of such individual, including adoptive relationships.
(b)    Until the final adjournment of the tenth annual meeting of shareholders held by the Company following the Effective Date (i) the Shareholder shall cause all shares of Common Stock beneficially owned, directly or indirectly, by him or by any Shareholder Affiliate to be present for quorum purposes and to be voted at the annual meetings of shareholders and any special meetings of shareholders, and at any adjournments or postponements thereof, and further agrees that at the annual and any special meetings (and in any action by written consent) and shall cause such shares to be voted (A) in accordance with the Board’s recommendations with respect to each election of directors and any removal of directors; (B) in accordance with the Board’s recommendation with respect to routine matters and the advisory vote on executive compensation (say-on-pay); and (C) in accordance with the Board’s recommendation with respect to any other proposal to be submitted to the shareholders of the Company with respect to any Extraordinary Transaction providing for the acquisition of all of the Common Stock and (ii) in the event of any tender or exchange offer for all of the outstanding Common Stock, the Shareholder shall not, and shall cause the Shareholder

Affiliates not to, tender or exchange or agree to tender or exchange any Common Stock in connection with such offer or otherwise transfer or agree to transfer Common Stock to the offeror or any of its Affiliates or Associates unless the Board has publicly recommended acceptance of such offer and has not publicly withdrawn or changed such recommendation.
SECTION 2.    NON-DISPARAGEMENT.
Each Party shall not, and shall not permit any of its Representatives to, publicly disparage or criticize the other Party, its business or any current or former directors, officers or employees of the other Party, as applicable. Except for the Shareholders’ and the Shareholder Affiliates’ reports under Section 16 of the Exchange Act and amendments to the Shareholder’s Schedule 13G in each case required by law and made solely to report a change in the level of ownership of Common Stock, the Shareholder shall not, and shall not permit any Shareholder Affiliate or any of its or their Representatives to, make any public announcement or public statement regarding the Company, its business or any current or former directors, officers or employees of the Company.
SECTION 3.    NON-SOLICITATION.
The Shareholder shall not, and the Shareholder shall cause the Shareholder Affiliates and its and their agents and advisors (including, consultants, attorneys, financial advisors and accountants) and any representatives of the foregoing not to, without obtaining the Company’s prior written consent, directly or indirectly (i) hire, offer to hire or enter into any contract with any person known, or who should have been known after reasonable inquiry, to be an employee of the Company or its subsidiaries at the time of or within two (2) years of such hiring, offer or contract or (ii) solicit for employment any person known, or who should have been known after reasonable inquiry, to be an employee of the Company or its affiliates at the time of or within two (2) years of such solicitation or induce any person known, or who should have been known after reasonable inquiry, to be an employee of the Company or its affiliates to terminate such employee’s employment with the Company; provided that advertisements by way of newspapers, magazines, trade publications, internet or general media, or through the use of search firms or employment agencies, that are not specifically targeted at employees or former employees of the Company or its subsidiaries shall not constitute a violation of this provision. The non-solicitation requirements of this Section 3 shall not apply to the employment of Gloria Audia.
SECTION 4.    RELEASES.
(a)    Subject to Section 6(k) of this Agreement, the Company, on behalf of itself and its successors, predecessors, assigns, subsidiaries, principals, directors, officers, Associates and Affiliates (the “Company Releasors”), hereby does remise, release and forever discharge and covenant not to sue or take any steps to further any lawsuit, claim or proceeding before any court (any of the foregoing, a “Legal Proceeding”) against the Shareholder or any of its heirs, estates, trustees, beneficiaries, successors, predecessors, assigns or any Shareholder Affiliates (the “Shareholder Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Shareholder Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, in each case with respect to the Shareholder’s contractual obligations and fiduciary duties as Chairman of the Board of the Company, a director of the Company and an employee of the Company arising out of the Shareholder’s ownership, operation or control of any CARite Entities (as defined in Section 5(b) of this Agreement) (such claims and causes of action, “Company Claims”). This release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages. The foregoing release shall not release (i) any rights or duties under, or any claims or causes of action the Company Releasors may have for the breach or enforcement of any provision of, this Agreement; the Post-Termination Employee Agreement Provisions (as defined below); or any other agreements or commercial arrangements between the Company or any other Company Releasors and any CARite Entities or (ii) any other liabilities or duties of, or claims or causes of action the Company Releasors may have against, any CARite Entities (although the CARite Entities are not precluded from obtaining such a release pursuant to a separate agreement with the Company and/or any other Company Releasors).
(b)    Subject to Section 6(k) of this Agreement, the Shareholder, for itself and on behalf of its Affiliates and Associates and its and their heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, Associates and Affiliates (the “Shareholder Releasors”), hereby does remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against the Company or any of its Associates or Affiliates or its or their successors, predecessors, assigns, subsidiaries, principals, directors, officers, Associates and Affiliates (the “Company Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Shareholder Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, in each case arising out of or relating to the Shareholder’s resignation from the Board or from the Shareholder’s position as the Company’s Chairman of the Board or the Shareholder’s ownership, operation or control of any CARite Entities (as defined in Section 5(b) of this Agreement) and actions of or omissions by the Company or any other Company Releasees with respect thereto (such claims and causes of action, “Shareholder Claims”). This release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages. The foregoing release shall not release any rights or duties under this Agreement; the Post-Termination Employee Agreement Provisions; or any claims or causes of action the Shareholder Releasors may have for the breach or enforcement of any provision of this Agreement.
(c)    Each Party waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 4. Without limiting the generality of the foregoing, each Party acknowledges that there is a risk that the damages and costs which it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. Facts on which each Party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each Party acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. Subject to Section 6(k) of this Agreement, each Party acknowledges and agrees that the releases and covenants provided for in this Section 4 are binding, unconditional and final as of the date hereof.
SECTION 5.    EMPLOYEE AGREEMENT; CARITE; COMPANY REPORTING.
(a)    Employee Agreement. Notwithstanding anything to the contrary (including, without limitation, Section 6(e) of this Agreement), the Shareholder remains bound by, and shall comply with, any and all provisions contained in the Employee Agreement, dated October 21, 1993, between the Shareholder and the Company (the “Employee Agreement”) regarding post-termination obligations (the “Post-Termination Employee Agreement Provisions”).
(b)    Termination of CARite Investment. The Shareholder shall not, and shall cause the Shareholder Affiliates not to, directly or indirectly, at any time increase his or their direct or indirect capital investment in Longstock IV, Inc., a Michigan corporation (“Longstock”), or Carite Holdings, LLC, a Michigan limited liability company (“Holdings”), or any of their respective parent companies or subsidiaries or any direct or indirect successors to a substantial portion of the business of Holdings and its subsidiaries or Longstock and its subsidiaries, or any other company (other than the Company and its subsidiaries) engaged directly or indirectly in automobile lease financing or indirect retail auto financing (Longstock and Holdings and such parent companies, subsidiaries, successors and other companies, collectively, the “CARite Entities”) (it being understood that direct or indirect capital investments in the CARite Entities include, without limitation (x) direct or indirect ownership of equity interests or rights to acquire direct or indirect ownership of equity interests in (I) CARite Entities or (II) direct or indirect owners of or investors in equity interests in CARite Entities (“CARite Equity Investors”) or (III) lenders to, or guarantors of obligations of, CARite Entities or CARite Equity Investors (“CARite Lenders”) and (y) extensions of credit to, including, without limitation, guarantees of or pledges of collateral or other arrangements in support of obligations of, CARite Entities, CARite Equity Investors or CARite Lenders). Notwithstanding the foregoing or any other provision of this Agreement, the Shareholder and/or Shareholder Affiliates shall not be precluded from participating in and/or making capital investments in a carwash business, which will be a sub-tenant on CARite dealership properties; provided that such carwash business shall not be used as a means for the Shareholder or any Shareholder Affiliates indirectly to make any capital investment in or provide any other support to any CARite Entity, CARite Equity Investor or CARite Lender. The Shareholder shall use commercially reasonable efforts to reduce, phase out and irrevocably terminate or dispose of or cause the irrevocable termination or disposition of, and shall in any event prior to July 31, 2021 irrevocably terminate or dispose of or cause the irrevocable termination or disposition of, any and all direct or indirect investment or other interests of the Shareholder and the Shareholder Affiliates in or with the CARite Entities, CARite Equity Investors and CARite Lenders and shall not (and shall cause the Shareholder Affiliates not to), following such termination or disposition, directly or indirectly establish or acquire any such investment or other interest (it being understood that, in the case of a loan, termination of such loan may be effected by the borrower’s repayment of such loan in full and discharge in full of all related obligations in connection with such loan). The Shareholder hereby represents and warrants to the Company that Exhibit A to this Agreement contains a true and correct list of all agreements, arrangements, guarantees, pledges of collateral, investments or other interests of the Shareholder or the Shareholder

Affiliates with, in, for the benefit of or in support of obligations of any CARite Entity, CARite Equity Investor or CARite Lender, including in each case the specific amounts; identities of the parties involved (including legal name and trade names and, where applicable, jurisdiction of formation and address of principal place of business) and an explanation of each party’s relationship to the Shareholder; and a brief summary of the terms thereof. Notwithstanding anything to the contrary in this Section 5(b), the Shareholder and Shareholder Affiliates may own, directly or indirectly, solely as an investment, securities of any corporation or other person traded on any national securities exchange if the Shareholder and the Shareholder Affiliates do not, directly or indirectly, collectively own five percent (5%) or more of any class of securities of such corporation or other person.
(c)    Certain Information. The Shareholder shall deliver or cause to be delivered to the Company, no later than the fifteenth (15th) day after the end of each fiscal year (for financial reporting purposes) of Holdings ending on or after December 31, 2016 and on or before July 31, 2022, a certified list of (x) all persons that are as of the end of, or were at any time during, such fiscal year Shareholder Affiliates or Immediate Family Members of the Shareholder or that, as of the end of or at any time during such fiscal year, managed or made investments in, or otherwise provided direct or indirect financial support to, any business on behalf or for the benefit of or at the direction or suggestion of the Shareholder or any Shareholder Affiliate or Immediate Family Member (such persons, “Related Persons”) and (y) all transactions effected, or in effect at any time, during such fiscal year between any Related Persons, on the one hand, and any of Longstock or Holdings or their respective Affiliates, on the other hand, including in each case the specific amounts; identities of the parties involved (including legal name and trade names and, where applicable, jurisdiction of formation and address of principal place of business) and an explanation of each party’s relationship to the Shareholder; and a brief summary of the terms thereof. The Company may provide such list to Holdings, and such list may be included in the certificates to be delivered by Holdings with respect to such fiscal year pursuant to, and used for purposes of the agreed-upon procedures contemplated by, the letter agreement, dated January 3, 2017, as amended, restated, supplemented or otherwise modified from time to time (the “Letter Agreement”), between the Company, on the one hand, and Holdings and Longstock, on the other hand. Promptly, and no later than the tenth (10th) day after, delivery to the Shareholder pursuant to the Letter Agreement of the letter relating to agreed-upon procedures with respect to such fiscal year (the “Agreed-Upon Procedures Letter” with respect to such fiscal year), the Shareholder shall execute and deliver to the Company a certificate in the form of Exhibit B hereto with respect to such fiscal year. The Shareholder shall cause the accounting firm that rendered the Agreed-Upon Procedures Letter with respect to such fiscal year to deliver such Agreed-Upon Procedures Letter directly to the Company, in the manner and addressed as specified in Section 6(f) of this Agreement for notices to the Company, within the period during which delivery of such Agreed-Upon Procedures Letter to the Company is required under the Letter Agreement. The Shareholder represents and warrants that it has delivered to the Company true and correct (subject only to any redaction of price-related information) copies of all documents providing for or evidencing the disposition or termination of any direct or indirect capital investment of the Shareholder or any Shareholder Affiliate in the CARite Entities (such copies, the "Delivered Documents") and agrees that the Company may provide the Delivered Documents to its accountants and auditors (including, without limitation, outside accounting and auditing firms) in connection with the preparation and review or audit, as applicable, of the Company’s financial statements. The Shareholder shall cause Holdings to in good faith use its best efforts to deliver to the Company by May 31, 2017 (and, if such delivery is not effected by May 31, 2017, shall cause Holdings to in good faith use its best efforts to effect such delivery as soon as practicable thereafter), and shall in any event cause Holdings to deliver to the Company by September 30, 2017, the audited consolidated balance sheet of Holdings as of December 31, 2016 (including accompanying notes and audit opinion, which opinion shall be prepared by a Designated Accounting Firm (as defined below) and shall state in substance that such balance sheet fairly presents the consolidated financial position of Holdings and is prepared in accordance with U.S. generally accepted accounting principles) (the “2016 Year-End Balance Sheet”). The Company shall use the 2016 Year-End Balance Sheet delivered to it pursuant to this Agreement solely for the purposes of confirming the amount of the total assets of Holdings on a consolidated basis and the accuracy or inaccuracy of the Shareholder’s representation appearing in the following sentence and in connection with the provisions of the Letter Agreement and Section 6(k) of this Agreement. The Shareholder represents and warrants that (x) the total assets of Holdings on a consolidated basis as of the Effective Date do not exceed one hundred fifty million dollars ($150,000,000), and (y) the total assets of Holdings on a consolidated basis as of December 31, 2016, as set forth in the 2016 Year-End Balance Sheet, will not exceed one hundred fifty million dollars ($150,000,000). Notwithstanding anything herein to the contrary, (x) the Agreed-Upon Procedures Letter with respect to any fiscal year of Holdings ending before July 31, 2021 need not disclose any price-related information that has been redacted in accordance with the terms of this Agreement in the Delivered Documents relating to or arising out of the stock sale transaction between the John P. Neary Living Trust and the Donald A. Foss Trust, including the amount of any financing arrangement with respect thereto, and (y) the Agreed-Upon Procedures Letter with respect to any fiscal year of Holdings ending on or after July 31, 2021 shall disclose the outstanding amount and terms of any investments or financing arrangements directly or indirectly relating to or arising out of the transactions contemplated by or provided for in the Delivered Documents, including, without limitation, any lending commitments or obligations, guarantees, loans or other financing arrangements between the John P. Neary Living Trust and the Donald A. Foss Trust. For purposes of this Agreement, “Designated Accounting Firm” means any one of the following: Baker Tilly Virchow Krause, LLP; BDO USA, LLP; Crowe Horwath LLP; Deloitte & Touche LLP; Ernst & Young LLP; KPMG LLP; Plante & Moran, PLLC; and PricewaterhouseCoopers LLP.
(d)    CARite Branded Dealerships. Except as specifically described in Exhibit A to this Agreement or the Delivered Documents, the Shareholder shall not, and shall cause the Shareholder Affiliates not to, directly or indirectly, provide equity capital, loans, guarantees or other financial support to any dealerships operating under the Carite brand or any other brand associated with CARite Entities or any of the businesses thereof (“CARite Branded Dealerships”) or to any direct or indirect owners of or investors in equity interests in, or lenders or other providers of financial support to, CARite Branded Dealerships or any such owners or investors.
(e)    Company Reporting. The Shareholder shall promptly, upon the Company’s request from time to time, supply to the Company (including, without limitation, by delivering to the Company responses to such questionnaires as the Company may submit to the Shareholder and delivering to the Company such certifications as the Company may require) in writing such information relating to the Shareholder and the Shareholder Affiliates as the Company may

reasonably request for inclusion in, or otherwise to facilitate the preparation, substantiation, corroboration, review and (as applicable) audit of, the Company’s financial statements (including the notes thereto) and reports and other documents and information to be filed by the Company with the U.S. Securities and Exchange Commission.
SECTION 6.    MISCELLANEOUS.
(a)    No Admission of Liability. The Parties acknowledge that the terms of this Agreement were agreed upon as a compromise and final settlement of disputed claims and that such releases contained herein are not, and may not be construed as, an admission of liability by any of the Parties hereto and are not to be construed as an admission that any Party hereto engaged in any wrongful, tortious or unlawful activity
(b)    Specific Performance; Governing Law. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the state courts in Oakland County, Michigan or the U.S. District Court for the Eastern District of Michigan or other federal or state courts of the State of Michigan. Furthermore, each of the Parties hereto (i) consents to submit itself to the personal jurisdiction of the state courts in Oakland County, Michigan or the U.S. District Court for the Eastern District of Michigan or other federal or state courts of the State of Michigan in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the state courts in Oakland County, Michigan or the U.S. District Court for the Eastern District of Michigan or other federal or state courts of the State of Michigan, and each of the Parties irrevocably waives the right to trial by jury, and (iv) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 6(f) of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MICHIGAN APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(c)    Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses.
(d)    Further Actions. Each of the Parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement. Neither Party shall take any action that is a scheme or device to evade its obligations under this Agreement.
(e)    Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties. No waiver of compliance with any provision or condition of this Agreement shall be effective unless evidenced by a written instrument executed by the Party against which such waiver is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
(f)    Notices. All notices, requests, instructions or other documents to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) business day after being sent by overnight courier or when sent by electronic mail or facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) business days after being sent by registered or certified mail, postage prepaid, as follows (or to such other persons or addresses as may be designated in writing by the recipient pursuant to notice given in accordance with this Section 6(f)):
If to the Company to:

Credit Acceptance Corporation
25505 W. Twelve Mile Road
Southfield, Michigan 48034-8339
Attn: Charles A. Pearce
Email: cap@creditacceptance.com

If to the Shareholder to:

Donald A. Foss
26155 Hawthorne
Franklin, MI 48025
Email: fossdaf@yahoo.com

(g)    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect (provided that, should a court determine that any provision of this Agreement, including, without limitation, those contained in Section 5(b) or Section 5(d) of this Agreement, is not reasonable or valid, in period of time, geographical area, or otherwise, such provision shall be interpreted and enforced to the maximum extent which such court deems reasonable or valid), but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
(h)    Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

(i)    No Third Party Beneficiaries; Assignment. Except for the provisions of Section 4 of this Agreement, this Agreement is solely for the benefit of the Parties to this Agreement and is not binding upon or enforceable by any other persons, provided that, notwithstanding anything to the contrary, this Agreement shall be binding upon and enforceable against the heirs, executors, administrators and legal representatives of any Party to this Agreement (including, without limitation, an individual who becomes a party to this Agreement by reason of the provisions of Section 1(a)(v) of this Agreement) that is a natural person. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Except for the provisions of Section 4 of this Agreement, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties hereto, and nothing in this Agreement, whether express or implied, is intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement.
(j)    Interpretation. For purposes of this Agreement, the Company and its subsidiaries shall be deemed not to be Affiliates or Associates of the Shareholder.
(k)    Termination of Releases at the Company’s Option; Tolling. Notwithstanding anything to the contrary, if (i) the 2016 Year-End Balance Sheet is not delivered to the Company pursuant to Section 5(c) of this Agreement or (ii) the total assets of Holdings on a consolidated basis as of December 31, 2016, as set forth in the 2016 Year-End Balance Sheet, exceed one hundred fifty million dollars ($150,000,000), the Company may, in its sole and absolute discretion, terminate Section 4 of this Agreement by notice to the Shareholder effective upon the date of the giving of such notice in accordance with Section 6(f) of this Agreement. Any such notice of termination may be given either (x) if the 2016 Year-End Balance Sheet is delivered to the Company pursuant to Section 5(c) of this Agreement, at any time during the period of fifteen (15) days following the date of such delivery or (y) if the 2016 Year-End Balance Sheet is not delivered to the Company pursuant to Section 5(c) of this Agreement, at any time through and including the 15th (fifteenth) day after such delivery failure is reasonably determined in good faith by the Company to have occurred. Any such termination shall be retroactive to the Effective Date, such that the remise, release and discharge of any and all claims and causes of action pursuant to Section 4 of this Agreement will, as a result of such termination, be void ab initio, and any and all claims and causes of action subject to remise, release and discharge pursuant to Section 4 of this Agreement as of the Effective Date will, upon such termination, be reinstated. The Parties agree to toll the running of any and all statutes of limitation and repose, doctrine of laches, notice and/or other time bars, limits or other defenses based upon the passage of time, including but not limited to estoppel and/or waiver, which may be applicable to any facts, claim, lawsuit, or cause of action arising out of or related in any way to the Company Claims or Shareholder Claims from the Effective Date through and including the forty-fifth (45th) day after (i) the day on which the 2016 Year-End Balance Sheet is delivered to the Company pursuant to Section 5(c) of this Agreement or (ii) if the 2016 Year-End Balance Sheet is not delivered to the Company pursuant to Section 5(c) of this Agreement, the date such delivery failure is reasonably determined in good faith by the Company to have occurred. Nothing in this Agreement shall be deemed to revive any claim or defense that is already time-barred as of the Effective Date. Nothing in this Agreement or in the circumstances that gave rise to this Agreement shall be construed as an acknowledgment by any Party that any claim or defense has or has not heretofore been barred, or is about to be barred, by a statute of limitation, laches, or other defense based on the lapse of time.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned individual has duly executed this Agreement, and the undersigned corporation has caused this Agreement to be signed by its duly authorized officer.
CREDIT ACCEPTANCE CORPORATION

By:	/s/ Brett A. Roberts Name: Brett A. Roberts Title: CEO
/s/ Donald A. Foss
Donald A. Foss

[Shareholder Agreement]

Exhibit A
Investments and Interests

Surety Bonds Guaranteed by Shareholder:
Licensee	Jurisdiction	Principle Place of Business	Bond No.	Issued Date	Surety Bond Company	Amount	Description
CARite of Florida LLC dba CARite of Ft. Myers	Florida	4201 Fowler St. Fort Myers, FL 33901	62294659	02/01/15	Western Surety Company	$25,000.00	In support of Florida dealership license
CARite of Florida LLC dba CARite of Fort Pierce	Florida	3410 US Highway 1 Fort Pierce, FL 34982	62294659	02/01/15	Western Surety Company	$25,000.00	In support of Florida dealership license
CARite of Florida LLC dba CARite of Gainesville	Florida	2201 N. Main St. Gainesville, FL 32609	62294659	02/01/15	Western Surety Company	$25,000.00	In support of Florida dealership license
CARite of Indiana LLC dba CARite of Muncie	Indiana	501 W. McGalliard Rd. Muncie, IN 47303	62649950	01/22/16	Western Surety Company	$25,000.00	In support of Indiana dealership license
CARite of Michigan, LLC dba CARite of Grand Ledge	Michigan	5677 E Saginaw Hwy Grand Ledge, MI 48837	SAIFSU0696973	03/01/16	International Fidelity Insurance Company	$10,000.00	In support of Michigan dealership license
CARite of Michigan, LLC dba CARite of Madison Hts.	Michigan	101 W. 14 Mile Rd. Madison Hts., MI 48071	SAIFSU0696972	03/01/16	International Fidelity Insurance Company	$10,000.00	In support of Michigan dealership license
CARite of Michigan, LLC dba CARite of Monroe	Michigan	15354 S. Dixie Highway Monroe, MI 48161	SAIFSU0696971	03/01/16	International Fidelity Insurance Company	$10,000.00	In support of Michigan dealership license
CARite of Michigan, LLC dba CARite of Redford	Michigan	14875 Telegraph Rd. Redford, MI 48239	SAIFSU0696970	03/01/16	International Fidelity Insurance Company	$10,000.00	In support of Michigan dealership license
CARite of Michigan, LLC dba CARite of Taylor	Michigan	12800 Telegraph Rd. Taylor, MI 48180	SAIFSU0696969	03/01/16	International Fidelity Insurance Company	$10,000.00	In support of Michigan dealership license
BRite Financial Services, LLC	Michigan	101 W. 14 Mile Rd. Madison Hts., MI 48071	62647350	01/20/16	Western Surety Company	$10,000.00	In support of Connecticut leasing license
BRite Financial Services, LLC	Michigan	101 W. 14 Mile Rd. Madison Hts., MI 48071	62647365	01/21/16	Western Surety Company	$25,000.00	In support of Wisconsin leasing license
CARite of Michigan, LLC dba CARite of Chesterfield	Michigan	29425 23 Mile Rd. Chesterfield, MI 48047	M17374	03/24/15	Merchants Bond Company	$20,030.00	Title bond

Guaranties by Donald Foss:
Borrower	Jurisdiction	Principle Place of Business	Bank	Date	Amount	Description
CARite Realty, LLC	Michigan	101 W. 14 Mile Rd. Madison Hts., MI 48071	The Huntington National Bank	1/15/2016	$17,500,000.00	Unconditional personal guaranty
American Dealer Funding Group Inc., n/k/a CARite Capital, LLC	Michigan	101 W. 14 Mile Rd. Madison Hts., MI 48071	Comerica Bank	8/17/2015	$15,000,000.00	Unconditional personal guaranty

Agreements:

Stock Purchase Agreement, dated June 7, 2016, between Donald A. Foss Trust, dated January 16, 1981, as amended and restated and John P. Neary Living Trust, dated March 17, 2015.
Secured Promissory Nate, dated June 7, 2016, by John P. Neary Living Trust, dated March 17, 2015 in favor of Donald A. Foss Trust, dated January 16, 1981, as amended and restated.
Stock Pledge Agreement, dated June 7, 2016, by John P. Neary Living Trust, dated March 17, 2015 in favor of Donald A. Foss Trust, dated January 16, 1981, as amended and restated.
CARite Holdings, LLC owes Detroit II Automobiles, Inc. (a Don Foss owned entity) for BRite Financial Services, LLC lease payments of approximately $490,000.00.

Exhibit B
CERTIFICATE
Reference is made to that certain Shareholder Agreement, dated as of January 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Shareholder Agreement”), between Donald A. Foss and Credit Acceptance Corporation, a Michigan corporation. Unless otherwise defined herein, capitalized terms used in this certificate (this “Certificate”) have the meanings set forth in the Shareholder Agreement.
The undersigned certifies that the undersigned has made such examination or investigation, including, without limitation, review of Section 5(b) of the Shareholder Agreement, the agreed-upon procedures letter dated ________________ prepared, based on a certificate of Holdings, by [ACCOUNTING FIRM] with respect to the fiscal year of Holdings ended ____________delivered to the undersigned, and such other documents and other information of the Shareholder and the Shareholder Affiliates, as is necessary to enable the undersigned to make the certifications set forth in this Certificate.
The undersigned further certifies that the undersigned has complied at all times with the undersigned’s obligations under Section 5(b) of the Shareholder Agreement and remains in continued compliance with such Section 5(b), except for those instances of non-compliance of which, in each case, a reasonably detailed description is attached hereto and delivered herewith and constitutes part of this Certificate.

____________________________
Donald A. Foss

Date: ______________________